Letter Of Intent

October 2, 2012

High Plains Gas, Inc.

P.O. Box 1564

Gillette, Wyoming 82717

Attn: Mark Hettinger, Chairman of the Board

Gentlemen,

When countersigned by each of the parties, the following will constitute our letter of intent, outlining the general terms with respect to the acquisition by Chama Technologaes, Inc., a Nevada corporation ("CHAMA") of 220,000 shares (the “Shares”) of restricted common stock (post reverse stock split reflected below) of High Plains Gas, Inc., a Nevada Corporation (“HPGS”).  The Shares reflect approximately 90% of the fully diluted common stock of HPGS.

1.

Acquisition

It is intended that CHAMA shall, subject to the terms and conditions set forth herein and in the Definitive Agreement (as hereinafter defined) acquire the Shares and as consideration therefore:

(i) CHAMA shall deliver to HPGS a total of $15,000,000 (the “Cash Purchase Price”), to be paid from a bona fide third party escrow acceptable to HPGS and its counsel (“Escrow”) and Chama and its counsel to be paid to the creditors of HPGS and Subsidiaries (High Plains Gas, LLC and CEP M Purchase LLC) existing at the time of Closing (to be more fully set forth in the Definitive Agreement).  CHAMA agrees to deliver $1,000,000 (one million dollars) dollars into Escrow towards the Cash Purchase Price with the Escrow Agent within 10 working business days after the date of this Letter of Intent and remit $9,000,000 (nine million dollars) more within 20 working business days AFTER the initial $1,000,000 has been placed into Escrow.

(ii) A total of 658,289 shares  of CHAMA (the “CHAMA Shares”) (the “Share Purchase Price”) to be delivered to HPGS for distribution pro rata to the shareholders of HPGS existing prior to Closing (not including CHAMA) through Escrow.  The CHAMA Shares shall be issued and delivered into Escrow within ten days of the date of this Letter of Intent.  The Chama Shares are valued in this transaction at  of $10.00 per share.  CHAMA anticipates becoming a public company on or before September 10, 2013.  Should the value of the CHAMA Shares fall below $10.00 per share on or within 3 months for 10 consecutive trading days after such date,  or if the IPO of CHAMA has not occurred by such date, at the time of the IPO of Chama, Chama agrees to pay the difference in share price value to HPGS.  In the event CHAMA has completed its public offering and the CHAMA shares are publicly tradable, then CHAMA may elect to pay for such difference in shares, at its discretion.  Further, HPGS hereby grants CHAMA a first right of refusal to re-purchase the CHAMA Shares.  CHAMA does not waive its’ first right of refusal to re-purchase these shares based upon its’ status as a private or publicly traded company.

(iii) Holders of Series A Preferred Stock shall be paid the same amount of money paid to HPGS for the Series A Preferred Stock by the holders.  Because the creditors will be paid first and have priority from the Creditor Escrow, the holders shall be paid by a promissory note due 18 months after the closing.

(iv)  CHAMA agrees to provide “tail” directors and officers liability coverage in an amount of at least $5,000,000 (“D&O Insurance”) for a period of a minimum of six years from the date of Closing, which shall protect the existing officers and directors of HPGS.  Such D&O Insurance may be paid (i) from any unapplied portion of HPGS’s existing D&O Insurance maintained with IMA of Colorado, (ii) from any refunds from bonding done by HPGS through IMA of Colorado, or (iii) from the Creditor Escrow.

2.

Sale of Miller Fabrication

CHAMA acknowledges and HPGS agrees to complete a transaction prior to or simultaneously with Closing pursuant to which Miller Fabrication LLC is disposed of pursuant to which the debt of $3,100,000 owed to the principals of Miller Fabrication is terminated and the HPGS stock issued to the principals of Miller Fabrication is returned and cancelled.  The Accounts Payable and accrued Liabilities attributable to Miller Fabrication, LLC will be assumed by the purchaser of the assets of Miller Fabrication LLC.

3.

Reverse Stock Split

HPGS agrees prior to or simultaneously with Closing to complete a 1 for 1,000 reverse stock split of its common stock such that the total issued and outstanding common stock shall equal approximately 350,000 shares.

4.

Chama shall purchase the outstanding issued stock options/warrants owned by valid options/warrants  holders and HPGS agrees to facilitate the acquisition of the outstanding stock options at $.01 per option/warrant.  Because the creditors will be paid first and have priority from the Creditor Escrow, the options/warrants payments shall be paid by a promissory note due within 18 months from the date of closing.

5.

Assets Acquired underlying HPGS

At closing and delivery of the Shares to CHAMA, HPGS acknowledges and agrees that HPGS shall continue to remain a public entity under the ticker symbol HPGS, and that all subsidiaries (except  the assets attributable to Miller Fabrication, LLC),  and the wells  described below shall remain as assets of HPGS (the “Assets”).  As majority stockholder, CHAMA will take possession  of  HPGS and /or any of its subsidiaries as well as encumbrances.  The assets of HPGS  are commonly known as Dry Fork, North and South Fairway, Grams and Mills Gillette. Approximately 1600 wells discussed as having been in the HPGS portfolio in the areas listed above, and that have been partially or fully transferred to separate company (ies) are to be transferred  to HPGS or Subsidiaries on or prior to or at Closing.

6.

Definitive Agreement

The parties will diligently and in good faith negotiate a definitive Agreement (the "Definitive Agreement") within ten days of the date of this Letter of Intent incorporating the principal terms of the contemplated transaction as set forth herein and, in addition, such other terms and provisions of a more detailed nature as the parties may agree upon.  The Definitive Agreement shall contain a list  of wells owned or operated by HPGS.

In the Definitive Agreement, each of HPGS and CHAMA will make such representations and warranties as are customary in transactions of this nature.

7.

Due Diligence Period

The parties shall have a due diligence period ending on November 10, 2012 (the "due diligence period"). During the Due Diligence Period each of CHAMA and HPGS will have the right to conduct a full due diligence investigation of the other corporation as more particularly set forth herein.  Chama will have until the last day of the Diligence Period to submit written notice to HPGS of any title and environmental defects (after which all un-asserted defects will be waived).  If defect notice contains defects with an aggregate amount that is less than the termination threshold of $2,000,000 (two million dollars), neither Party will have the right to terminate and the transaction will progress.

Immediately upon the parties' execution of this Letter of Intent, each of CHAMA and HPGS and their respective attorneys, accountants and financial advisors will have full access during normal business hours to all employees, consultants, assets, properties, books, accounts, records, tax returns, contracts and other documents of the other, provided, however that such access will not materially interfere with the normal business operations of such entity.  In the event the parties terminate their discussions for any reason each of CHAMA and HPGS will promptly return all documents and other materials so provided to it.

8.

Use and Confidentiality

This Agreement and the terms and provisions hereof, including the Purchase Price, shall be maintained confidential by CHAMA until Closing; provided, however, that this Letter of Intent and the terms and provisions hereof may be disclosed to CHAMA’s lenders, if any, and their consultants, who shall be required to keep such information confidential.  If this Agreement is terminated prior to Closing, following such termination, the parties agree to keep all terms of this transaction confidential. HPGS may not make a press release or other public announcement concerning this transaction, without Chama’s prior written approval and agreement to the form of the announcement, except as may be required by applicable laws or rules and regulation of any governmental agency or stock exchange.  Notwithstanding the foregoing, HPGS shall have the right to also disclose the transaction to customary recipients of HPGS’s investor relations communications in the normal course of HPGS’S business.  Chama may issue a press release announcing the execution of this Letter of Intent, but cannot disclose the specific terms of this Letter of Intent, except as may be required by applicable law.

9.

Closing

The closing of the contemplated transaction (the "closing") will occur as soon as reasonable possible after the satisfaction of all conditions precedent specified is the Definitive Agreement, but in any event on or before  November 15, 2012, unless otherwise agree by the parties.

At the Closing, the Escrow shall release the HPGS Shares to CHAMA, and the Escrow shall release the CHAMA Shares to the shareholders of HPGS existing prior to Closing.  At Closing, the Escrow shall release the  Cash Consideration to a separate escrow account (Creditor Escrow Account) with Throne Law Office as the escrow agent (Creditor Escrow Agent).  The Creditor Escrow Agent shall begin the distribution of the Cash Consideration to the HPGS creditors as set forth in a schedule to the Definitive Agreement and/or as designated by the Executive Officers of HPGS immediately preceding the Closing.  The Creditor Escrow Agent must obtain approval of CHAMA prior to distribution.  Consent shall not be unreasonably withheld.

10.

Cost and Expenses

Except as otherwise specifically set forth herein, each party will bear its own attorneys, brokers, investment bankers, agents, and finders employed by, such party.  The parties will indemnify each other against any claims, costs, losses, expenses or liabilities arising from any claim for commissions, finder's fees or other compensation in connection with the  contemplated transaction which may be asserted by any person based on any agreement or arrangement for payment by the other party.

11.

Choice of Law

This letter of intent shall be construed in accordance with laws of the State of Wyoming and the parties attorney to the exclusive jurisdiction of the courts of Wyoming in respect of all disputes arising hereunder.

12.

Execution in Counterpart

The parties may execute this Letter of  Intent in two or more counterparts, each of which is deemed to be an  original and all of which will constitute one agreement, effective as of the date given above.

If the foregoing accurately sets forth your understanding in this regard, please date, sign and return the enclosed copy of the Letter of Intent to the undersigned.

Yours very truly,

Chama Technologaes, Inc.

_______________________________

By:  Anthony Saviano, Chief Executive Officer

Acknowledged and Accepted this

4th day of October, 2012

High Plains Gas, Inc.

_______________________________

by:  Mark Hettinger, Chairman of the Board